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                          THE LINCOLN ELECTRIC COMPANY

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION


          ARTICLE FIRST: The name of the Corporation shall be THE LINCOLN ELECTRIC COMPANY.

          ARTICLE SECOND: The place in the State of Ohio where its principal office is located is the City of Cleveland, Cuyahoga County.

          ARTICLE THIRD: The Corporation is formed for the purpose of manufacturing, repairing, buying, selling and dealing in all varieties and kinds of electrical machinery, tools and appliances, and doing all things necessary and incident thereto.

          ARTICLE FOURTH: Section 1. The maximum number of shares which the Corporation is authorized to have outstanding is Seventeen Million (17,000,000) common shares, without par value, consisting of Fifteen Million (15,000,000) shares of Common Stock, without par value ("Common Stock") and Two Million (2,000,000) shares of Class A Common Stock, without par value ("Class A Common Stock").

          Section 2. No shareholder of the Corporation shall have any pre-emptive right as such shareholder to subscribe or purchase shares of the Corporation.

          Section 3. Each shareholder of the Corporation shall be entitled to one vote for each share of Common Stock and Class A Common Stock standing in his name on the books of the Corporation. Except as otherwise required by statute, the holders of Common Stock and the holders of Class A Common Stock will vote together as one class on all matters.

          Section 4. No dividends shall be paid on the outstanding shares of Common Stock or Class A Common Stock unless an equal dividend per share is paid on each of the outstanding shares of both the Common Stock and the Class A Common Stock.

          Section 5. All shares of Common Stock and shares of Class A Common Stock shall be identical in all respects except that:

          Section 5.1. No sale, assignment, transfer, pledge, encumbrance or any other disposition of any shares of Class A Common Stock may be made, except upon compliance with the provisions of Section 5.2 through 5.4 below (or the exception set forth in Section 5.2(b) below). Any purported or attempted disposition of the Class A Common Stock other than as permitted by this Article Fourth shall be void, and the last shareholder of record who acquired such shares in a manner not contrary to this Article Fourth shall be recognized as the holder of such shares for all purposes.
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          Section 5.2.  The Corporation shall have the sole, exclusive and unrestricted right, option and privilege to purchase, upon the occurrence of any of the events set forth below, any or all of the shares of Class A Common Stock in a manner and at a price per share current at the time of the purchase of said shares as determined pursuant to the terms and provisions of Sections
5.3 and 5.4 of this Article Fourth.  The events are:

          (a)   The death of a holder of shares of Class A Common Stock; and

          (b) The determination of a holder of shares of Class A Common Stock to sell, assign, transfer, pledge, give, encumber or in any other way dispose of all or any of said shares, except for any such disposition in the form of a distribution from The Lincoln Electric Company Employee Stock Ownership Plan ("Plan") pursuant to the terms and conditions of the Plan.

          Section 5.3. Upon the occurrence of either of the events specified in Section 5.2 above, the holder of Class A Common Stock, or the personal representative of said holder's estate, as the case may be, shall notify the Corporation in writing of the occurrence of any such event. If the Corporation shall elect to exercise any such right, option or privilege, it shall, not later than ninety (90) days after it shall have received written notice from the holder of Class A Common Stock or the personal representative of said holder's estate, as the case may be, of the occurrence of any such event, send written notice thereof to said holder or the personal representative of said holder's estate, as the case may be, of such shares at his or her last address as shown on the stock transfer records of the Corporation, or, in the event of the death of said holder, to such other address as may be so specified in the notice. The Corporation shall pay the purchase price (as determined pursuant to the terms and provisions of Section 5.4 of this Article Fourth) to the holder of such shares, or in the event of the death of said holder, to the personal representative of said holder's estate, immediately upon the delivery to the Corporation of the certificate or certificates representing the shares of Class A Common Stock, duly endorsed for transfer and delivery to the Corporation, its successors, assigns or nominees. Upon delivery of the Corporation's written notice, all rights in and to the shares of Class A Common Stock shall be vested solely in the Corporation, its successors, assigns or nominees. If the Corporation does not exercise its right to purchase any or all of the shares of Class A Common Stock pursuant to the terms and provisions of this Article Fourth, such shares may be freely disposed of by the holder thereof or the personal representative of said holder's estate, as the case may be, not more than ninety (90) days after the expiration of the Corporation's repurchase
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period; PROVIDED, HOWEVER, that any such shares of Class A Common Stock so disposed of shall continue to be subject to the terms and provisions of this Article Fourth. Any shares of Class A Common Stock not so disposed of shall continue to be subject in all respects to the restrictions and provisions contained in this Article Fourth.

          Section 5.4. The price, rounded to the nearest dollar, at which any share of Class A Common Stock shall be bought or sold pursuant to the terms and provisions of this Article Fourth shall be:

          (a) The book value of such share in effect on the date of receipt by the Corporation of the above-described written notice, plus

          (b) The accrued unpaid dividends with respect to such share which were considered liabilities in determining book value.

The book value used for this purpose shall be established each April 30 for the 12-month period, May 1-April 30, following that date and shall be the book value as of the immediately preceding December 31 as shown in the Corporation's Audited Consolidated Financial Statements.

          Section 5.5. Any shares of Class A Common Stock purchased by the Corporation pursuant to this Article Fourth shall be retired and restored to the status of authorized and unissued shares.

          Section 5.6. All stock certificates representing shares of Class A Common Stock shall contain a reference to the restrictions and provisions contained in this Article Fourth.

          ARTICLE FIFTH: The Board of Directors of the Corporation is hereby authorized to fix at any time and from time to time the amount of consideration for which the Corporation may from time to time issue its shares without par value, whether now or hereafter authorized.

          ARTICLE SIXTH: Without derogation from any other power to purchase shares of the Corporation as permitted by law, the Corporation, acting by its Board of Directors, may purchase shares of the Corporation to the extent of the surplus of the aggregate of its capital over the aggregate of its liabilities, plus stated capital, in the manner permitted by law.

          ARTICLE SEVENTH: The holders of shares of the Corporation shall not be entitled to cumulative voting rights in elections of Directors.
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          ARTICLE EIGHTH:  Section 1.  A higher than majority shareholder vote for certain Business Combinations (as defined below) shall be required as follows:

          A. In addition to any affirmative vote required by law or these Articles or the terms of any series of Preferred Stock or any other securities of the Corporation and except as otherwise expressly provided in Section 2 of this Article Eighth:

               (1) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or with (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder;

               (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions whether or not related) to an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder) of any assets of the Corporation or a Subsidiary having an aggregate Fair Market Value of $1,000,000 or more;

               (3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions whether or not related) to or with the Corporation or a Subsidiary of any assets of an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder) having an aggregate Fair Market Value of $1,000,000 or more;

               (4) the issuance or sale by the Corporation or any Subsidiary (in one transaction or a series of transactions whether or not related) of any securities of the Corporation or of any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more except an issuance of securities upon conversion of convertible securities of the Corporation or of a Subsidiary which were not acquired by such Interested Shareholder (or such Affiliate or Associate) from the Corporation or a Subsidiary;

               (5) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation
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               proposed by or on behalf of any Interested Shareholder or any
               Affiliate or Associate of any Interested Shareholder; or

               (6) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

          shall require the affirmative vote of (i) the holders of at least two-thirds of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an annual election of Directors (the "Voting Stock") and (ii) the holders of at least two-thirds of the combined voting power of the then outstanding Voting Stock held by Disinterested Shareholders, in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, by any other provisions of these Articles or by the terms of any series of Preferred Stock or any other securities of the Corporation.

          B. The term "Business Combination" as used in this Article Eighth shall mean any transaction which is referred to in any one or more of clauses (1) through (6) of paragraph A of Section 1 of this Article Eighth.

          Section 2. The provisions of Section 1 of this Article Eighth shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law, any other provisions of these Articles or the terms of any class or series of capital stock of the Corporation entitled to a preference over the Common Stock as to dividends or upon liquidation, or the terms of any other securities of the Corporation, if all of the conditions specified in either of the following paragraphs A or B are met:

          A. The Business Combination shall have been approved by a majority of the Disinterested Directors; or

          B.  All the following six conditions shall have been met:
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               (1)  The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Stock in exchange for their Common Stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                    (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Shareholder, whichever is higher;

                    (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher; and

                    (c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to clause (b) immediately preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of Common Stock, whether or not such Shareholder was an Interested Shareholder on that day.

               (2) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class of outstanding Voting Stock other than Common Stock, the
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               aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause B(2) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder beneficially owns any shares of a particular class of Voting Stock):

                    (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher;

                    (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                    (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                    (d) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to clause (c) immediately preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of such class of Voting Stock, whether or not
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                    such Shareholder was an Interested Shareholder on that day.

               (3) The consideration to be received by holders of a particular class of Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class of Voting Stock which are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by the holders of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock beneficially owned by it. The prices determined in accordance with clauses (1) and (2) of paragraph B of this
               Section 2 shall be subject to an appropriate adjustment in the event of any stock dividend, stock split, subdivision, combination of shares or similar event.

               (4) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
               Combination:

                    (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock or other capital stock entitled to a preference over the Common Stock as to dividends or upon liquidation;

                    (b) except as approved by a majority of the Disinterested Directors, there shall have been (x) no reduction in the annual amount of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) and (y) no failure to increase the annual amount of dividends as necessary to prevent any such reduction in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock;

                    (c) such Interested Shareholder shall not have become the beneficial owner of any
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                    additional shares of Voting Stock except as part of the
                    transaction in which it became an Interested Shareholder;
                    and

                    (d) there shall have always been at least four (4) Disinterested Directors on the Board of Directors.

               (5) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (6) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          Section 3.  For purposes of this Article Eighth:

          A. A "person" shall mean any individual, a partnership, a corporation, an association, a trust or other entity.

          B. "Interested Shareholder" at any particular time shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan or trust of the Corporation or any Subsidiary) who or which:

               (1) is at such time the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting power of the Voting Stock;

               (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting power of the Voting Stock; or
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               (3)  is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder (as defined in (1) and (2) above), if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C. "Disinterested Shareholder" shall mean a shareholder of the Corporation who is not the Interested Shareholder (or an Affiliate or an Associate of the Interested Shareholder) who is involved, directly or indirectly, in the proposed Business Combination in question, except that as used in Section 6 of this Article Eighth, the term "Disinterested Shareholder" shall mean a shareholder of the Company who is not an Interested Shareholder.

          D.  A person shall be a "beneficial owner" of any shares of Voting
          Stock:

               (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

               (2) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

               (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          E. For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of paragraph D of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or
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          understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

          F. "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Associate", which is used to indicate a relationship with any person, means (1) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

          G. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this
          Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          H. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with, and not a representative or nominee of, the Interested Shareholder who is involved, directly or indirectly, in the proposed Business Combination in question, and was
          (a) a member of the Board prior to the time that such Interested Shareholder became an Interested Shareholder or (b) recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board.

          I. "Fair Market Value" means: (a) in the case of stock, the highest closing sale price (or closing bid price for any day on which a closing sale price is not available) during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the
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          principal United States securities exchange registered under the
          Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any other system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

          J. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph B of Section 2 of this Article Eighth shall include the shares of Common Stock and the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

          K. The term "class" of Voting Stock shall be deemed to refer to a series of Voting Stock where more than one series of Voting Stock is outstanding within a class of Voting Stock.

          Section 4. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purpose of this Article Eighth, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate or another, (4) whether the requirements of
Section 2 of this Article Eighth have been met with respect to any Business Combination, and (5) whether the assets which are subject to any Business Combination have, or the consideration to be received for the issuance or transfer of securities by this Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

          Section 5. Nothing contained in this Article Eighth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

          Section 6. In addition to any requirements of law and any other provisions of these Articles or the terms of any class or series of capital stock of the Corporation entitled to a preference over the Common Stock as to dividends or upon
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liquidation, or the terms of any other securities of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or any such terms), the affirmative vote of

          A. the holders of two-thirds or more of the combined voting power of the Voting Stock, voting together as a single class, and

          B. two-thirds of the combined voting power of the Voting Stock held by the Disinterested Shareholders, voting together as a single class,

shall be required to amend, alter or repeal or adopt any provision inconsistent with, this Article Eighth.

          ARTICLE NINTH: The foregoing Amended and Restated Articles of Incorporation hereby supersede existing Amended Articles of Incorporation as heretofore amended.